EXHIBIT 10.6

PROMISSORY NOTE

BY AND BETWEEN

SIGN MEDIA SYSTEMS, INC., AS THE LENDER

AND

OLYMPUS LEASING COMPANY, AS THE BORROWER

PROMISSORY NOTE

$1,200,000Sarasota, Florida
June 28, 2005

FOR VALUE RECEIVED, Olympus Leasing Company, a Florida Corporation (“Borrower”), promises to pay to the order of Sign Media Systems, Inc., a Florida corporation (“Lender”), during regular business hours at Lender’s office at 2100 19th Street, Sarasota, FL 34234 or such other place as Lender may from time to time designate, the principal sum of One Million Two Hundred Thousand and No/100 Dollars (“Loan”), with interest thereon at the rate or rates specified below until paid in full, and any and all other sums which may be owing to Lender by Borrower pursuant to this Promissory Note (“Note”), in accordance with the provisions set forth herein.

1. PRIMARY BUSINESS TERMS

1.1. Maturity Date. The final and absolute maturity date of this Note (“Maturity Date”) shall be June 28, 2010.

1.2. Interest Rate. From the date of this Note until all sums owed on this Note are paid in full, interest shall accrue on the principal balance outstanding under this Note at Five and Three Tenths percent (5.3%) per annum.

1.3. Payment. Borrower shall make a payment to Lender of accrued and unpaid interest only on June 28, 2006, and on the same day of each succeeding year thereafter. On the Maturity Date, Borrower shall pay in full all sums due under this Note, including principal, interest, charges and fees. All payments made under this Note shall be made by such form of check, draft or other instrument as may be approved from time to time by Lender, and shall be payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. All payments made under this Note shall be applied first to late charges or other sums owed to Lender, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in Lender’s sole discretion, may elect from time to time.

1.4. Late Charge. If any payment due under this Note is not received by Lender within fifteen (15) calendar days after its due date, Borrower shall pay a late charge equal to 5% of the amount then due.

1.5. Prepayment. Borrower may prepay this Note in whole or in part at any time or from time to time without premium or additional interest. All prepayments shall be applied to principal in the inverse order of scheduled maturities.

2. DEFAULT AND REMEDIES

2.1. Events of Default. Each of the following shall constitute an event of default under this Note (“Event of Default”):

(a). A default in the payment of any sum due under this Note.

2.2. Remedies. Upon the occurrence of an Event of Default, in addition to all other rights and remedies available to Lender under the Loan Documents and applicable law, Lender shall have the following rights and remedies:

(a). Acceleration. Lender, in Lender’s sole discretion and without notice or demand, may declare the entire principal balance outstanding under this Note, plus accrued interest and all other sums owed under this Note, immediately due and payable; reference is made to the Loan Documents for further and additional rights on the part of Lender to declare the entire balance outstanding under this Note, plus accrued interest and all other sums owed under this Note, immediately due and payable.

(b). Default Interest Rate. Lender, in Lender’s sole discretion and without notice or demand, may raise the rate of interest accruing on the principal balance outstanding under this Note to the highest rate allowed by applicable law, independent of whether the Lender elects to accelerate the principal balance outstanding under this Note.

2.3. Expenses of Collection and Attorneys’ Fees. If this Note is referred to an attorney for collection, whether or not suit has been filed, Borrower shall pay all of Lender’s costs, fees and expenses, including reasonable attorneys’ fees, resulting from such referral.

3. MISCELLANEOUS

3.1. Assignability. This Note may be assigned by Lender or any holder at any time or from time to time. This Note shall inure to the benefit of and be enforceable by Lender and Lender’s successors and assigns and any other person to whom Lender or any holder may grant an interest in Borrower’s obligations under this Note, and shall be binding and enforceable against Borrower and Borrower’s personal representatives, successors and assigns.

3.2. Negotiable Instrument. Borrower agrees that this Note shall be deemed a negotiable instrument even if this Note would not qualify under applicable law, absent this Section, as a negotiable instrument.

3.3. Joint and Several Liability. All liabilities under this Note shall be joint and several.

3.4. Choice of Law. This Note shall be governed by the laws of the State of Florida (excluding principals of conflicts of law). The parties agree that for choice of law purposes this Note shall be deemed entered into and performed in the State of Florida.

3.5. Unconditional Obligations. Borrower’s obligations under this Note shall be the absolute and unconditional duty and obligation of Borrower and shall be independent of any rights of set-off, recoupment or counterclaim which Borrower might otherwise have against the holder of this Note, and Borrower shall pay absolutely the payments of principal, interest, fees and expenses required under this Note, free of any deductions and without abatement, diminution or set-off.

3.6. Tense; Gender; Section Headings. In this Note, the singular includes the plural and vice versa; and each reference to any gender also applies to any other gender. The section headings are for convenience only and are not part of this Note.

3.7. Time. Time is of the essence of this Note.

4. CONSENTS AND WAIVERS

4.1. Waiver of Presentment, Etc. Borrower waives presentment, notice of dishonor and protest.

4.2. Consent to Extensions, Etc. From time to time, without affecting any of the obligations of Borrower under this Note, without giving notice to or obtaining the consent of Borrower, and without liability on the part of Lender, Lender may, at Lender’s option, extend the maturity of this Note, or any payment due under this Note, reduce the amount of any payments under this Note, release anyone liable on any amount due under this Note, accept a renewal of this Note, modify the terms of payment of any amounts due under this Note, join in any extension or subordination agreement, release any security for the Note, or take or release any other or additional security.

4.3. Jury Trial Waiver. Borrower and Lender (by acceptance of this Note) jointly waive trial by jury in any action or proceeding to which Borrower and any holder of this Note may be parties, arising out of or in any way pertaining to this Note or any of the other Loan Documents. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Note. This waiver is knowingly, willingly and voluntarily made by Borrower, and Borrower hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect.

IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first written above.

BORROWER:

Olympus Leasing Company

By: _____________________(SEAL)
Antonio F. Uccello, III
President